Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE

CERTIFICATE OF INCORPORATION
OF

NXU, INC.

December 26, 2023

Nxu, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.	The Certificate of Incorporation of the Corporation as heretofore in effect is hereby amended by inserting Subsection C at the end of ARTICLE IV, which shall read as follows:

“C. REVERSE STOCK SPLIT

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Amendment Effective Time”), the shares of the Corporation’s Class A Common Stock (the “Old Class A Common Stock”) and the shares of the Corporation’s Class B Common Stock (the “Old Class B Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time will automatically be reclassified by combining such shares into a lesser number of shares such that (i) each 150 shares of Old Class A Common Stock will, at the Amendment Effective Time, be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.0001 per share (the “New Class A Common Stock”), of the Corporation, and (ii) each 150 shares of Old Class B Common Stock will, at the Amendment Effective Time, be combined into one validly issued, fully paid and non-assessable share of Class B Common Stock, par value $0.0001 per share (the “New Class B Common Stock”), of the Corporation, in each case, without any further action by the Corporation or the holder thereof, subject in each case to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of New Class A Common Stock or New Class B Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of New Class A Common Stock or New Class B Common Stock shall be entitled to receive the number of shares of New Class A Common Stock or New Class B Common Stock to which each such stockholder is entitled in connection with the Reverse Stock Split, in each case rounded up to the next whole number. Any stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Class A Common Stock or Old Class B Common Stock will, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Class A Common Stock or New Class B Common Stock, respectively, as such shares of Old Class A Common Stock and Old Class B Common Stock, as applicable, have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Amendment Effective Time, the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares of New Class A Common Stock and New Class B Common Stock following the Reverse Stock Split for every one share of Old Class A Common Stock or Old Class B Common Stock, respectively, that is transmitted and held of record as of the Amendment Effective Time.”

2.	The forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL, by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 26th day of December, 2023.

NXU, INC.

By:	/s/ Mark Hanchett
Name:	Mark Hanchett
Title:	Chief Executive Officer